EXHIBIT 10.33

CONFIDENTIAL PORTIONS OMITTED

Celestica Agreement # **

MANUFACTURING SERVICES AND SUPPLY AGREEMENT

BETWEEN

CELESTICA CORPORATION

AND

POWERWAVE TECHNOLOGIES, INC.

** INDICATES THAT CONFIDENTIAL PORTIONS ARE OMITTED AND FILED SEPARATELY WITH THE COMMISSION

TABLE OF CONTENTS

    Section

    Recitals

1.	Definitions

2.	Master Purchase Agreement/Purpose

3.	Scope of Services/Operating Model

4.	Term and Termination

5.	Nature of Agreement/Forecasts

6.	Ordering Process for Discreet Purchase Orders

7.	Shipping and Packing and Risk of Loss

8.	Quality Control and Inspection

9.	Non-Conforming Products, RMA Returns

10.	Warranties and Epidemic Failures

11.	Powerwave Warranty

12.	Prices, Payment Terms, Invoicing

13.	Changes

14.	Weekly Releases, Rescheduling, Flexibility, Delivery Delays, and Performance

15.	Cancellation, Excess and Obsolete Materials

16.	New Product Introduction

17.	Tooling, Consigned Equipment and Consigned Materials

18.	IT Systems Support

19.	Strategic Suppliers and Approved Vendors

20.	Disaster Recovery Plan

21.	Force Majuere

22.	Industrial Property Rights

23.	Publicity

24.	Insurance

25.	Confidential Information

26.	Indemnification

27.	Limitations of Liability

28.	Governmental Compliance

29.	Miscellaneous

List of Exhibits.

A	Product Attachment

B	**

Manufacturing Services and Supply Agreement

This Manufacturing Services and Supply Agreement (the “Agreement”) is entered into this 1st day of November, 2002 by and between Powerwave Technologies, Inc. (“Powerwave” or “Buyer”) and Celestica Corporation ( “Seller” or “Celestica”)

Recitals

A.    WHEREAS, Seller is engaged in contract manufacturing of electronic products that have applications in commercial markets. Seller desires to manufacture, test and deliver and service on behalf of Powerwave the power amplifier and printed circuit board Products described in this Agreement.

B.    WHEREAS, Powerwave desires to purchase the Products manufactured by Seller specifically for Powerwave pursuant to the terms and conditions of this Agreement.

C.    WHEREAS, to avoid repetitive negotiations, the parties desire to enter into this Agreement establishing the terms and conditions which will be applicable to the contract manufacturing services to be provided by Seller.

D.    WHEREAS, Seller and Powerwave entered into a Letter of Agreement dated as of January 1, 2002 and Amendment 1 to the Letter Agreement dated as of June 11, 2002 . This Agreement is intended to replace the Letter of Agreement and all other amendments to the Letter of Agreement.

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.    Definitions.

A.1 “Material” shall mean any components and other materials comprising or comprised in Products.

A.2 “Product” means the printed circuit boards and other items listed on Exhibit A hereto (“Product Attachment.”)

B. “Order” or “Purchase Order” means a single purchase order or blanket purchase order submitted by Powerwave to Seller, subject to the terms of this Agreement.

C. “Product Requirements Specification”shall mean Bills of Materials, schematics, assembly drawings, process documentation, software, tooling provided by Powerwave, technical and functional information and processes, quality control, regulations, test specifications and procedures, product quality, and Approved Vendor lists for the Products, agency requirements on a country by country basis as agreed to between the parties, and packaging requirements.

D. “Delivery Date” means the date when Product is to be delivered to the designated Ex-Works point as specified on Powerwave’s Orders.

E. “Project Plan” shall mean the plan mutually developed and agreed to by Powerwave and Seller for the purpose of preparing product and process for manufacture at Seller. The Project Plan will include a statement of work and development schedule, and any other information required to guide the development activity, such as resource assignments and responsibilities. These Project Plans will be developed on an as needed basis, but will generally be per Product to be manufactured by Seller.

F. “Business Days” shall mean those days, from Monday through Friday, which are not declared as national holidays in the countries where the Seller manufactures the Products.

G. “Calendar Days” shall mean all days, Sunday through Saturday, which appear on the calendar from January 1 through December 31 in the countries where the Seller manufactures the Products.

H. “Quality Plan” shall include all documentation, processes and procedures agreed to by the parties necessary to manufacture, inspect, and accept Products as well as delivery and service the Products. The Quality Plan includes (1) IQA inspection and ECO control of material, (2) manufacturing and process procedures, and (3) manufacturing process control and quality control systems.

I. “Acceptance of Product” are the quality audits and out of box audit (AOB) used by Seller as final acceptance for Products prior to shipping Products to Powerwave.

J. “Product and Process Documentation” means documentation provided by Powerwave or developed by Seller to be used to manufacture Products including: bills of material, approved vendor list (AVL), assembly drawings, line layouts, process documentation, quality and inspection plans, test processes, and packaging requirements.

K. “RMA” means a return material authorization to be provided by Seller to Powerwave.

L. “Affiliate” means with respect to a party hereto, a corporation that directly or indirectly controls, is controlled by or is under common control with that party.

M. “Intellectual Property” or “IP” means, throughout the world, all copyrights and any rights in the nature of copyright (including, without limitation, so called “neighboring rights,” database rights and other “sui generis” rights), all patents, utility models, design patents, registered designs and other design rights, trade secrets and other intellectual or industrial proprietary rights including, without limitation, the right to apply for, file or register any of the foregoing and rights under such applications, filings or registrations.

N. “SLA” means the Service Level Agreement which shall be mutually agreed to between the parties.

O. “Authorized Powerwave Representative” means any of the individuals listed in the SLA. These individuals are the only people who have the ability to bind Powerwave with the Seller under the terms of this Agreement. Powerwave may change the names of the individuals from time to time by providing prior written notice to Seller.

P. “Authorized Celestica Representative” means any of the individuals listed in the SLA. These individuals are the only people who have the ability to bind Celestica with Powerwave under the terms of this Agreement. Celestica may change the names of the individuals from time to time by providing prior written notice to Powerwave.

2.    The Master Purchase Agreement/Purpose.

2.1 The purpose of this Agreement is to set forth the terms and conditions under which, during the term hereof, Seller shall manufacture certain Products. Unless otherwise agreed by both parties in writing, this Agreement applies to all Orders which Powerwave may place with the Seller for the Products during the term of this Agreement and any renewals thereof. The terms and conditions of this Agreement shall apply to any Order placed by Powerwave, whether or not this Agreement or its terms and conditions are expressly referenced in the Order. Unless otherwise agreed by both parties in writing for a specific transaction, no inconsistent or additional conditions in any Order, sales acknowledgement, confirmation, correspondence or release shall be applicable to a transaction within the scope of this Agreement. Both parties agree that any terms on their purchase or sale documents used as releases hereunder which are in any way inconsistent with this Agreement (or the exhibits to the Agreement) shall be inapplicable and the terms of this Agreement shall govern. Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of this Agreement from employees of the other party in connection with visits to its premises.

2.2 From time to time Powerwave or its Affiliates may wish to purchase services from Seller. Such services may include, but shall not be limited to: development, design, engineering, out-of-warranty repair, prototyping, distribution or other services as Powerwave may request and Seller may provide from time to time and which may be described in more detail in various statements of work or Orders. In such event Powerwave or its Affiliates, as applicable, shall issue an Order to Seller or its Affiliates. The Order shall incorporate by reference the terms and conditions of this Agreement and, with respect to that Order, this Agreement shall be interpreted as if it had been entered into directly by Seller or its Affiliates and Powerwave or Powerwave’s Affiliates, as applicable. By issuing an Order, Powerwave or its Affiliates agrees to be bound to the terms and conditions of this Agreement. Powerwave and Seller will provide a copy of this Agreement to its Affiliates. Unless otherwise agreed to in writing between the parties, Seller shall perform all Services in accordance with the terms and conditions set forth in this Agreement and at a mutually agreed upon price.

3.    Scope of Services/Operating Model.

3.1 Seller shall manufacture, assemble, test and deliver Products that meet agreed to specifications provided by Powerwave. Seller will purchase material at lead-time per the Powerwave AVL necessary to manufacture Products per Powerwave Orders and forecasts. It is

Powerwave’s intention to involve Seller in the vendor selection process. Seller is responsible for all inventory management and quality control using standard industry practises and any other practises as mutually agreed to between the parties. Seller agrees to provide incoming visual inspection and obtain certificates of compliance (C of C’s) where appropriate to ensure that only parts conforming to the component specification are used to manufacture products for Powerwave. Powerwave may consign certain key components to Seller for the manufacture of the Products. Seller will be responsible for securing and maintaining sufficient plant and equipment and qualified assemblers, technicians and management to fulfill all obligations contained in the Agreement. Seller will provide detailed manufacturing and quality plans as agreed to between the parties that include a description of processes, equipment, data collection and reporting required to ensure Powerwave Products will meet the agreed to specifications. Seller agrees to support Product launch activities with technical support on design for manufacturability and testability, agency documentation and compliance, quality and project management support.

3.2 Both Seller and Powerwave will appoint one or more program managers for its respective project activities to act as commercial and technical liaisons with the other party. Each party will assign appropriate personnel, as it shall deem necessary in its sole discretion; provided, however, that each party shall use its reasonable commercial efforts to perform the activities for which, by the terms of this Agreement, it is responsible. Both parties shall provide manufacturing, test and quality engineering support, if needed, at each others facilities as mutually agreed upon. Seller agrees to work with Powerwave to further develop cross-company processes in the following functional areas: project management, supply chain planning, procurement, order management, manufacturing operations, logistics, quality control, documentation and ECO control, service operations and information technology (IT.) Seller and Powerwave shall meet once per calendar quarter at an agreed upon location to hold quarterly business reviews of the performance under this Agreement.

4.    Term and Termination.

4.1 This Agreement shall become effective when signed by an authorized representative of Powerwave and Seller and the term of this Agreement is twenty four (24) months from the effective date. This Agreement will automatically renew for additional one (1) year terms after the expiration of the initial term unless either party receives from the other, at least six (6) months prior to the end of the initial term or any renewal term, written notice to terminate this Agreement at the end of the then current term.

4.2 This Agreement may be cancelled in whole or in part by either party by providing six (6) months advance written notice, provided, however, that the parties hereto may agree in writing to a shorter notice period. In the event of termination pursuant to this section 4.2: (a) termination of this Agreement will not prejudice accrued rights and liabilities (including payment for Product delivered) of either party; (b) on termination or other discharge of this Agreement, Seller, will following Powerwave’s request, deliver to Powerwave all Powerwave property and any equipment bought on behalf of Powerwave; (c) Seller will stop work pursuant to this Agreement to the extent specified in the termination notice or as otherwise agreed to between the parties. ; (d) Seller will terminate all subcontracts and orders that relate to terminated work; and (e) Seller will complete the work in progress for all non-terminated work

4.3 Either Powerwave or Seller may terminate this Agreement upon the other party’s material breach of this Agreement, provided that (a) the non-breaching party first shall have sent written notice to the breaching party describing the breach in reasonable detail and requesting it be cured, (b) the breaching party does not cure the breach within ** days following its receipt of such notice and (c) following the expiration of the ** cure period, the non-breaching party sends a second written notice to the breaching party indicating that the non-breaching party has terminated the Agreement. The following will be considered a material breach of this Agreement: (i) the failure of either party to perform or observe any material term, condition or covenant to be performed by it under this Agreement; or (ii) an unauthorized assignment of this Agreement.

4.4 Powerwave or Seller may terminate this Agreement immediately, if either party becomes insolvent or is declared bankrupt, or if a receiver and manager, liquidator, trustee in bankruptcy or other officer with similar powers is appointed over all or a substantial part of the assets of that party, or if that party files a proposal or notice of intention to make a proposal under the Bankruptcy and Insolvency Act or any similar law or any equivalent event occurs under any relevant jurisdiction. The termination of this Agreement will not affect any Order which has been dated and acknowledged prior to the effective date of termination. The terms of Article 15 will apply to any Orders cancelled as a result of termination pursuant to this Article 4.

4.5 Upon any termination, the parties will use commercially reasonable efforts to cooperate in the orderly wind down of operations of Powerwave, taking into account Powerwave’s need to avoid interruption of supply. Upon termination of this Agreement due to Seller’s material breach, the Seller agrees to meet in good faith with Powerwave to create and execute a transition plan which will include: (i) a transfer of all Materials at a price to be agreed upon; (ii) a transfer of all tooling and equipment bought specifically for Powerwave’s Product at a price to be agreed upon; (iii) transfer of all Powerwave’s tagged assets and any equipment bought on behalf of Powerwave; (iv) a schedule to complete the remaining Orders; and (v) any other items to be agreed upon between the parties. Subject to the Seller’s confidentiality obligations and security requirements, Powerwave may audit the Seller during the winding down of operations concerning any Powerwave tagged assets or any equipment bought on behalf of Powerwave.

5. Nature of Agreement; Forecasts. This Agreement does not create any obligation on the part of Powerwave to purchase any particular quantity or dollar amount of Products from Seller until an Order has been placed for the Products by Powerwave. Powerwave may periodically issue blanket purchase orders to cover the purchase of Products up to the maximum dollar amount or quantity specified on the blanket purchase order. Seller agrees that the quantities or dollar amounts listed on the blanket Purchase Order are the maximum quantities or dollar amounts of Products that can be purchased by Powerwave under the purchase order and are not commitments to buy any specific dollar amount or quantity of Products. Orders for Products only can be placed by Powerwave submitting a written purchase order or a release against a blanket purchase order. Seller should not rely on oral statements of Powerwave employees, as Powerwave only places orders for Products through written purchase orders or a release against a blanket purchase order. Subject to the terms of this Agreement, Powerwave may from time to time provide Seller with forecasts, such forecasts are for planning purposes only and shall not be considered a commitment by Powerwave to purchase the Product shown in the forecast, except as may otherwise be provided in this Agreement.

6.    Ordering Process for Discreet Purchase Orders.

6.1    From time to time, Powerwave may place orders for discreet quantities of Products on scheduled delivery dates by issuing one or more discreet Purchase Orders. Seller shall not consider verbal orders as valid until Seller receives an approved written Purchase Order. The principal method of Seller delivery notification shall be weekly releases against blanket purchase orders as described in section 14 of this Agreement.

6.2    Seller will acknowledge receipt of Orders and the vendor delivery schedule report within ** Business Days after receipt and notify Powerwave of acceptance or non-acceptance of Orders and vendor delivery schedule report within ** Business Days of receipt. In case Seller’s confirmation of an Order or Seller’s invoice or Powerwave’s Orders contains terms and conditions which are in conflict with or attempt to amend this Agreement, such conflicting or additional terms and conditions shall be regarded as null and void, unless specifically accepted by Powerwave or Seller in writing.

7.    Shipping and Packing and Risk of Loss.

7.1    Except as otherwise agreed, all Products sold to Powerwave are delivered Ex Works (Incoterms 2000) Seller’s premises of manufacture. Seller shall follow Powerwave’s reasonable shipping instructions and use Powerwave’s recommended freight carriers. Seller will use its commercially reasonable efforts to timely ship the Product to meet the agreed Delivery Dates. If due to Seller’s failure to fulfill its obligations, the specified method of transportation will not permit Seller to meet the Delivery Date specified in an Order, the Products affected shall be shipped by air transportation or other expedient means acceptable to Powerwave and Seller will pay for any resulting increase in freight costs over the specified method of transportation. Shipments shall be made to the following location unless otherwise specified:

Powerwave Technologies, Inc.

1395 S. Lyon Street

Santa Ana, CA 92705

7.2    The following information shall be listed on all packing lists:

•	Blanket Purchase Order No.
•	Line Item
•	Powerwave Part No.
•	Seller Part No.
•	Date of Shipment.
•	Quantity

7.3    Tariff Provisions.

Seller shall make all shipments in conformity with governing tariff rules and regulations and packaging specifications, except where otherwise specifically required by provisions of this Agreement.

7.4    Routing Instructions.

Seller shall request prior routing instructions for delicate equipment or for emergency shipments. Seller shall not declare any value for carriage or insurance. Shipments shall be released to minimum value of governing classification or tariff, or insured for minimum value for tractability. Except where not feasible, Seller shall consolidate all shipments to the delivery point specified herein, for any one-day, on one bill of lading. Where multiple packages comprise a single shipment, Seller shall consecutively number each package (e.g., “1 of 3”).

7.5    Packing and Packaging.

Seller shall preserve, package, handle, and pack the Products so as to protect the Products from loss or damage, in conformance with good commercial practices, Powerwave’s specifications, government regulations and other applicable requirements. Seller shall be responsible for any Product damage caused by any failure to comply with packaging specifications. Seller shall provide a detailed packing list attached to each pallet or container enclosed in a weatherproof package marked “Packing Slip Inside.” The packing slip and other documentation shall bear the applicable PO number and shipping destination. Cartons or pallets shall be consistently labeled and facing the same direction. Seller shall be responsible for any loss or damage due to its failure to properly preserve, package, handle or pack the Products. Hazardous materials must be packed and labeled as required by the appropriate government and carrier regulations. Machined surfaces must be given special protection against rust, corrosion, or any physical damage. Where applicable, all sides of the package shall be stenciled, using waterproof ink, with the appropriate marks, in English, listed below:

— FRAGILE

— HANDLE WITH CARE

— THIS END UP (Stencil and arrow pointing up.)

If Buyer directs Seller to mark or label any Parts with a trade name, trademark, or logo owned or licensed by Powerwave, Seller shall apply the marking or labeling only on the quantity of Products and in the manner specified in Powerwave’s written instructions.

7.6    Intentionally left blank

7.7    Delivery and Title.

Subject to the terms of this Agreement, if Seller makes any shipment more than ** Business Days prior to the scheduled delivery date by the specified method of transportation, Powerwave may delay processing the invoice until the delivery date. Seller warrants that, upon delivery of the Products to the Ex Works point, title will pass to Powerwave free and clear of all liens, claims, security interests or encumbrances and that no Products purchased hereunder shall be subject to any agreement under which any interest therein or encumbrance thereon is retained by any third party. Powerwave is responsible for obtaining: (a) any necessary export and import licenses relating to the Products; and (b) any government or regulatory approvals relating to the marketing, sale or use of the Products and maintaining compliance with all applicable laws and regulations in any jurisdiction to or from which Products are shipped or in or from which the Products are marketed, distributed or sold.

8.    Quality Control and Inspection.

8.1    Powerwave’s quality target is to accept only Products fully conforming to the Product Requirements Specification. Seller shall provide a formal Quality Plan for each Product that includes manufacturing process and capability metrics, product certification, in process and final test procedures, data collection, data reporting and quality control procedures for the manufacturing process that could be used to accept/reject Products. Quality plans must be agreed to prior to initial production shipments and shall include the items listed in the SLA.

8.2    Seller shall manufacture the Products to the Product and Process Documentation and quality control standards established by Powerwave and mutually agreed to by Seller and Powerwave. Seller shall inspect all Products prior to shipment to Powerwave to determine whether such Products meet the agreed upon process controls, test yields, end-of-line audits and out-of-box audits. Inspections will be held according to the following documents in order of precedence:

•	Powerwave Source Control Drawing

•	Powerwave Fabrication Drawing

•	Seller Generated Special Drawing

8.3    As detailed in the SLA to be agreed to by the parties, Seller shall keep and maintain manufacturing process inspection and test records for the manufacture of Powerwave’s Products, which shall be available for inspection for Powerwave and allow copies to be made and extracts to be taken and shall furnish any information which may be reasonably required by Powerwave with respect thereto.

8.4    Powerwave may also perform specific incoming inspection and out-of-box audits at its facilities to determine whether the Products meet the Product Requirements Specification. Such inspections shall be completed by Powerwave within ** Calendar Days after delivery of Product to Powerwave. It is expressly agreed that inspections and/or payments prior to delivery will not constitute final acceptance. If the Products delivered do not meet the Product Requirements Specification, then Powerwave shall have the rights as specified in Section 9.

8.5    Powerwave reserves the right during regular business hours and following reasonable advance notice to Seller and subject to Powerwave’s confidentiality obligations, to inspect Seller’s facilities or quality control procedures and perform reasonable source verifications and quality assurance audits, both prior to the first delivery of Products and periodically thereafter, in order to verify compliance with the Product Requirements Specification and Product and

Process Documentation. Any such inspections or audits shall not relieve Seller of its obligation to deliver conforming Product in accordance with specified delivery dates. Seller agrees to provide suitable office space within Seller’s manufacturing facility with telephone and IT network capabilities for the individuals performing the inspections or audits.

8.6    All Materials used to manufacture Products have been inspected (visual) using reasonable commercial practices and agreed to internal quality control standards.

9.    Non-Conforming Products, RMA and Returns.

9.1    Intentionally left blank

9.2    If Powerwave believes that any shipment of Product has failed the incoming inspection, fails out of the box (dead on arrival, does not power up) or should be rejected because it is a Noncomplying Product (as defined below) or does not comply with the applicable warranties as outlined in Article 10, Powerwave will give Seller written notice, giving sufficient details of the failure or rejection. All returned Product shall include documentation describing the nature of the defect, how it was discovered and under what conditions it occurred. In the event of failing to meet incoming inspection, Seller shall be entitled to receive a reasonable number of samples of the Noncomplying Product. Powerwave requires an RMA from the Seller prior to returning any Product. An RMA will be provided by Seller to Powerwave within ** Business Days of Powerwave’s request. The Seller’s issuance of an RMA will not be unreasonably withheld. Upon return of the Noncomplying Products, Seller will, at its election either repair, replace or credit Powerwave for the Noncomplying Products. The cost associated with any such repair, replacement, or credit will be the responsibility of the Seller. In the case of replacement or credit, title to the Non-complying Product shall pass to Seller on delivery to Seller.

9.3    If any Product is defective or otherwise not in conformity with the Product Requirements Specification (“Noncomplying Product”), Powerwave may (i) return the Noncomplying Product to Seller at its place of manufacture of the Product or at a designated repair facility for the Product for replacement or reworking at Seller’s expense, or (ii) ** provided that Seller authorizes ** in writing. The Seller’s target turnaround time for repairs pertaining to Noncomplying Product will be ** Business Days from date of receipt at the repair site. Seller and Powerwave will agree in the SLA to the applicable repair procedures and processes including but not limited to the establishment of Regional Repair Centers including the cost of establishing such centers and turn around times for repairs. If Seller fails to repair and deliver the Product to Powerwave within ** Business Days after receipt. Powerwave may reject the Product and Seller will issue ** for the affected Product. The parties agree to review the status of Product repairs and repair cycles at their quarterly business reviews or more frequently as mutually agreed.

9.4    Unless otherwise agreed to between the parties (**) in the absence of earlier notification of rejection, Powerwave will be deemed to have acceptedProducts ** Calender Days after delivery.

9.5    Seller will provide a quarterly summary report showing all repairs made during the period. The report will include model number, serial number, completion date of warranty service, description of failure condition, parts required to make repair. If Seller becomes aware of any quality issues, design or manufacturing defect, other issues, whether Seller or supplier related, which may impact Seller’s compliance with the Product Requirement Specification or Product and Process Documentation then Seller will promptly notify Powerwave of the nature of such issues and provide the known technical details. Powerwave reserves the right to suspend Product shipments until resolution of the above issue.

10.    Warranties.

10.1    Seller warrants that all Products are: (i) free from defects in workmanship; (ii) new and unused; (iii) manufactured in accordance with and conforming materially to the Product Requirements Specification; and (iv) free of all liens and encumbrances.

10.2    With respect to ** in the Products that are **, Seller will ** to Powerwave of all **, to the extent permitted.

10.3    Seller warrants that all services will be performed in compliance with applicable specifications and with the skill, care and diligence and in accordance with the applicable standards currently recognized in Seller’s industry or profession.

10.4    All warranties specified in this Section 10 shall (i) survive any inspection, delivery, test acceptance, use or payment by Powerwave; (ii) be in effect for the ** month period following delivery to Powerwave. Powerwave shall promptly after discovering the defect notify the Seller. Any defective Product shall be returned prepaid to Seller’s designated repair location within ** months after original delivery by Seller (which period shall not be extended by the repair or replacement of Product), except where the defect is discovered in the last month of the warranty, where Powerwave notifies the Seller in accordance with this Article and returns the defective Product no later than ** Calendar Days after the expiration of the warranty period. Any repaired Product shall be warranted for the remainder of the warranty period or ** Calendar Days, whichever is the greater.

10.5.1    The Seller agrees that it will, without charge, during the warranty period following delivery, repair, replace or credit, at the Seller’s option, any, Products which do not comply with the above warranties. Powerwave will pay for the return of Products to the Seller’s designated premises. Celestica will pay for the redelivery to Powerwave’s premises as directed by Powerwave of all repaired or replaced Products, where the returned Products were found by the Seller to be defective under Article 10.1 above. For any Products which are found by the Seller not to be so defective (NDF) Powerwave will pay to the Seller all redelivery costs and the parties shall agree upon ** per unit, if any of each such Product type. In the case of Product replacement: title to replaced Product will pass to the Seller on delivery to Seller; and title to replacement Product will pass to Powerwave on delivery to Powerwave.

10.6.1    If Powerwave experiences an ** for any cause Powerwave will promptly inform Seller of the nature of such failure, provide the known technical details at the time and the parties agree to meet together to address the issue.

**. This article shall only apply to Product within ** years of its delivery date.

**. The parties will work together on a recovery plan that addresses the repair and replacement of the affected Product within a reasonable time frame **.

10.7 The above warranties do not apply to:

(1)	Products which have been misused (placed in an unsuitable physical or operating environment), modified, damaged, or caused to fail by any product or service not supplied by Seller or subjected to any repair not authorized in writing by Seller in advance;

(2)	Any design defect caused by Powerwave or by an error or omission in any Powerwave written information or in any other drawings, documentation, data, software, know-how or Materials provided or specified by Powerwave;

(3)	Unless otherwise agreed to in writing between the parties, Prototypes and pre-production or pilot versions of Products will be supplied “as is” without warranty of any kind; or

(4)	Products for which the Seller has not performed the standard inspection and test procedure at the request of Powerwave.

10.8    Non-warrantable issues: The Seller will use its reasonable commercial efforts to support Powerwave in resolving non-warrantable issues such as a defect in a component, or a malfunction in a component and resolving quality issues with third party component manufactures. As well, the Seller using its reasonable commercial efforts and to extent permitted and available will provide upon Powerwave’s request ** to Powerwave. The parties shall cooperate in good faith to find the cause of such defects and take remedial measures. If there is a defect in a component within the warranty period, Celestica and Powerwave agree to ** for ** the Product with a ** or **.

10.9    EXCEPT AS OTHERWISE PROVIDED FOR IN SECTION 27 THIS ARTICLE 10 SETS OUT SELLER’S SOLE OBLIGATION AND LIABILITY, AND POWERWAVE’S EXCLUSIVE REMEDIES FOR CLAIMS BASED ON DEFECTS IN OR FAILURE OF ANY PRODUCT OR SERVICE OR THE SUBJECT MATTER OF ANY PRODUCT OR SERVICE AND REPLACES ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE PROVIDED ALWAYS THAT SELLER DOES NOT EXCLUDE OR LIMIT ITS LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE NOR LIABILITY FOR BREACH OF ANY TERM IMPLIED BY STATUTE TO THE EXTENT THAT SUCH LIABILITIES CANNOT BY LAW BE LIMITED OR EXCLUDED.

11.	Powerwave Warranty

11.1    Powerwave warrants that Powerwave information and any other items or information supplied by Powerwave are accurate and contain all items and information of Powerwave necessary for the Seller to manufacture and deliver the Products and Services.

12.    Prices; Payment Terms; Invoicing.

12.1(a)    The initial unit prices for the Products are specified on the Product Attachment and the prices include packing, labeling and part marking. The price for each Product will be quoted in US Dollars using an agreed upon pricing model whereby the ** are per Exhibit A. Under the pricing model, the ** and supplier selection information for all purchased materials will be shared with the intention of selecting the components and suppliers that provide the **, subject to the supplier being on the AVL. Payment may be refused by Powerwave for any additional work performed which is not within the Product price as shown in the Product Attachment, except for NRE charges as mutually agreed to, or cost incurred in excess of the Product unit price unless authorized in writing by an Authorized Powerwave Representative.

12.1(b)    Prices will be subject to review by the Parties on a quarterly basis (and at such other times as may be agreed) at the Quarterly Business Review to be arranged by the authorised representatives of the parties. In the event where prices are related to volume and minimum order quantities, and Powerwave does not purchase the anticipated volume or minimum order quantity of Product, such discrepancies will be reviewed on a quarterly basis. Price adjustments may be implemented as the parties agree. Changes to Prices, and the manner and timing of their implementation, will be agreed by the parties on a fair and reasonable basis at such review meeting including how to address inventory variances resulting from price changes.

12.2    All invoices shall include the following information:

•	Blanket Purchase Order Number
•	Powerwave Part Number and description
•	Unit price and extended total
•	Date of shipment

12.3 (a)    Products shall be invoiced upon shipment. Payment terms shall be ** Calendar Days payable in US Dollars, from the date of invoice. Where permitted by local law, either party may off set or net amounts provided prior written authorization is received by the requesting party.

12.3 (b)    For local sales in China with billing and settlement in Chinese Ren Min Bi (RMB) Celestica submits quotations every month to Powerwave in US dollars. For Chinese domestic sales, the purchase orders, commercial invoices and payments shall be done in (RMB) by utilizing a ** month fixed exchange rate between US dollars and RMB. The fixed rate is the USD bank sell rate (rate bank sells USD & buys RMB) published by Bank of China on Dec 31 and Jun 30. This exchange rate will be held constant for the ** months following January 1st and July 1st with a provision that if the fluctuation of the exchange rate exceeds ** of the fixed rate in any given month, Celestica shall reset the exchange rate based upon most current exchange rate published by Bank of China. The exchange rate can be reset up to a maximum of 5 times during the **month period if needed upon the provision of advance written notice by Celestica. The reset of the exchange rate shall not apply to outstanding invoices; however, it shall apply to any outstanding Purchase Orders of Powerwave. The forestated formulae and provisions are valid for ** with an automatic renewal if there are no objections from either party involved.

12.3 (c)    If Powerwave fails to make any payment by the due date the Seller will provide Powerwave with ** Calendar Days written notice. If payment has not been received within ** Calendar Days after the written notice and if such amount is not subject to a good faith dispute or reconciliation discrepancy, the Seller may in addition to its other rights and remedies elect not to perform any further obligations under this Agreement and/or Order until payment is received. The parties will use all reasonable efforts to reconcile disputed invoices, billing inaccuracies, and other discrepancies or errors within ** Calendar Days after a party has notified the other party in writing of such a disputed invoice.

12.4    Powerwave may request a price decrease ** with firm price negotiations to be conducted every ** months at a mutually agreed upon time and location. Upon receiving such request Seller will consider the proposal and negotiate a mutually agreeable resolution in good faith. Seller and Powerwave will use their reasonable efforts to achieve a cost reduction target of ** to ** per calendar quarter for the ** quarters of the full Product production. Seller and Powerwave agree to implement an aggressive price reduction program that targets specific areas of the Product that shall include but is not limited to a pass-through of cost savings derived from manufacturing efficiency improvements, quality improvements, and material cost savings. Any cost savings which are achieved by the Seller as a result of changes proposed by the Seller will be dealt with in the following manner and the calculation of such cost savings sharing will commence in the quarter following the quarter in which Seller’s implementation costs were fully recovered: (a) Seller will retain ** of the cost savings to the end of the first full quarter after Seller fully recovers any costs of implementation; (b) the savings will be shared by Seller and Powerwave on a ** basis in the subsequent quarter: and (c) thereafter, ** of the savings will be to the benefit of Powerwave.

12.5    Unless Powerwave provides appropriate exemption certificates, Powerwave will be responsible for and will pay all taxes including value added taxes, duties or other governmental or regulatory charges in any country resulting from the performance of this Agreement, except for any income related taxes for which Seller is directly liable. Seller using its reasonable commercial efforts shall notify Powerwave of any non income tax liabilities incurred on behalf of Powerwave or arising in connection with doing business with Powerwave as soon as practicable and will make all reasonable efforts to minimize the amount of any such tax liabilities.

12.6 **. The Seller agrees to fulfill its obligations in this Article in good faith.

13.    Changes.

13.1    Engineering Changes Proposed By Seller.

Seller may not discontinue the manufacture of any Product nor make any changes that affect the form, fit, function quality, reliability, or interchangeability of any Product without the prior written approval of a member of an Authorized Powerwave Representative. Seller shall notify Powerwave of any proposed change to any Product and shall supply a written description of the expected effect of the change, including the effect on price, and any cost savings permitted by the change. In addition, Seller shall provide Powerwave with sample builds reflecting the change as well as a product evaluation test for the sample builds that includes yield and test results for the sample builds. Powerwave shall approve or disapprove the proposed changes within ** Business Days after receipt of Seller’s written request and the supporting information described above. Seller may not change or modify the Product without Powerwave’s prior written consent. Changes shall not be binding upon Powerwave except when specifically confirmed in writing signed by an Authorized Powerwave Representative Information, advise, approvals or inspections given by Powerwave’s technical personnel or other representatives shall be deemed expressions of personal opinions only and shall not affect Powerwave’s and Seller’s rights and obligations. Upon approval by an Authorized Powerwave Representative such changes shall be documented and incorporated into the Product Requirements Specification and Product and Process Documentation. In addition Seller may not change Seller’s manufacturing site or process without the prior written approval of Powerwave.

13.2    Engineering Changes Requested By Powerwave.

Powerwave reserves the right at any time, to change by a written notice (ECN), the Product Requirements Specification or Product and Process Documentation. Powerwave also may make changes to the packaging and assembly and test procedures. Finally, Powerwave may make changes in the amount of any property or services furnished by Powerwave. When Seller receives an ECN related to a Material issue it will provide a detailed response within approximately ** to ** Business Days of receipt. When Seller receives an ECN related to a process issue it will provide a detailed response within ** or less Business Days of receipt. If any such change causes an increase or decrease in the price of Products under this Agreement or in the time required for Seller’s performance, Seller shall promptly notify Powerwave and assert its claim for adjustment within ** business (**) days after the change is ordered, and an equitable adjustment shall be made. Powerwave will pay for all Materials rendered Obsolete or Excess due to any accepted change per section 15.

13.3    Unless otherwise agreed to between the parties, all costs of implementing ECN’s (including without limitation: premium costs of Materials; Material handling charges; process and tooling charges; administrative charges; engineering charges; and evaluation and testing costs) will be the responsibility of Powerwave, except for ECN’s initiated by Seller solely to improve its manufacturing processes.

14.    Weekly Releases, Rescheduling, Flexibility, Delivery Delays.

14.1    The principal delivery notification method to be used between Powerwave and Seller is described below. Powerwave will place a blanket purchase order for Products and the blanket purchase order typically covers a period of one year. The blanket purchase order covers the purchase of Products up to the maximum dollar amount or quantity specified in the blanket purchase order. Seller agrees that the quantities or dollar amounts listed on the blanket purchase order are the maximum quantities or dollar amounts of Products that can be purchased by Powerwave under the purchase order and are not commitments to buy any specific dollar amount or quantity of Products. Orders for Products can only be placed by submitting a weekly release as described below. Powerwave will communicate and update its requirements for Products on a weekly basis by providing Seller with a Vendor Delivery Schedule Report (VDS). The VDS contains two headings under each Product number. The heading “Released to Ship” shows the quantity of the Product to be released to Powerwave for delivery on a specific date. The heading “Forecast” shows Powerwave forecast needs for the supply of Product on a weekly basis for the first ** and then on a monthly basis for the next **. As agreed to between the parties Powerwave forecasts will be loaded by Seller in weekly increments in the material planning system. The VDS is typically provided on the close of business on every Tuesday or the second business day of a standard work week and updated on a weekly basis. Powerwave hereby authorises the Seller, and the Seller shall be entitled, to order Materials (for which Powerwave will be responsible in accordance with Article 15 herein) as necessary to support Orders and Forecasts and in accordance with Material leadtimes. Such authorization shall include without limitation, additional Materials as are, reasonably required, taking into account any supplier minimum order requirements, packaging sizes and economic order quantities. Powerwave and Seller shall agree to a long-lead time and Non-Cancelable and non-returnable part list.

The Seller may order Materials with lead-time of more than ** weeks (this includes ** week incoming from the vendor, ** weeks raw material, ** week work in process, ** week in transit to the hub and ** week in hub) and Material that is non-cancelable or non-returnable only with Powerwave’s prior written approval and such approval shall not be unreasonably withheld by Powerwave. On a monthly basis the Seller will provide Powerwave with a report of Materials with lead-times greater than ** weeks and Material that is non-cancelable or non-returnable. Powerwave shall provide its written approval to the Seller within ** Business Days from receipt of the report. Where Powerwave fails to approve such reports the Seller will not be responsible for missed delivery dates, delivery delays, Product shortages or delays in providing replacement or repairing the Products under the Seller’s warranty obligations to the extent such failure or delay is caused by Powerwave’s failure to or delay in approving the report.

Seller is authorized to ship only the quantity listed under the “Released to Ship” heading. The quantity under the heading “Forecast” is for Seller’s planning purposes only to assure manufacturing capacity and material planning and procurement and not to be released to build.

14.2    The first ** weeks on the VDS under the forecast heading represents a binding commitment as to the quantity of Products ordered by Powerwave of which the first three weeks may not be rescheduled or cancelled (“Firm Commitment.”) Provided the “release to ship” or “forecast” columns on the VDS are not revised upward in excess of the flexibility parameters described below, the “release to ship” and “forecast” columns will roll forward such that at the end of a week there will be a new binding commitment for the next** weeks and a new Firm Commitment of three weeks.

14.3    The delivery of Product subject to an Order (excluding the Firm Commitment) may, at the discretion of Powerwave, be revised or delayed once for up to ** Calendar Days without penalty or cost from original scheduled delivery date based on the percentages in the chart below. However, all Excess and Obsolete Materials will be dealt with in accordance with Article 15. Any commitment to delayed Products shall be considered met once Powerwave takes delivery of the delayed items. If Powerwave does not take delivery of the delayed Products within ** Calendar Days the Products will have been cancelled and dealt with in accordance with Article 15.

14.4    Seller shall give Powerwave advance notice of any prospective failure to ship Product in time to meet the committed delivery date specified in any order or release. Seller will use its commercially reasonable efforts to meet agreed delivery dates and ** necessarily incurred solely by Seller to mitigate the impact on Powerwave of actual or impending late deliveries that are caused by Seller. If a late delivery which is caused solely by Seller occurs, the parties will meet, in good faith, discuss responsibility for the delay and mutually agree upon a resolution.

14.5    Powerwave and Seller shall mutually agree on the lead times required in the initial production order and the ramp up time required to comply with the initial forecast for each Product. The parties shall meet and mutually agree to a BOM analysis to establish standard lead-times. This should be done as part of the quarterly review. Seller shall identify items considered long-lead time items in the course of doing business and based on market conditions. Seller shall review long-lead time item concerns for supply, inventory and cost contingency with Powerwave. Contingency arrangements, minimum purchase quantities, extended periods of purchase for supply, special safety stock and/or NCNR as hedging for allocation or price consideration on long-lead time items shall be discussed between Seller and Powerwave on a routine basis monthly. All components that have a lead time greater than ** weeks, Materials that are non cancelable and non-returnable, or that have minimum order quantities will be listed as an Exhibit on the SLA. This Exhibit shall be updated periodically to reflect changes.

14.6    Seller commits to maintain its ability to deliver the Products according to the flexibility parameters detailed below. The ** requirements define the quantity of Products above the ** that Seller shall be ready to deliver. Seller shall maintain sufficient production capacity to handle a sustained increase of up **% per week, not to exceed **% any month subject to material availability, including any approved premium charges by Powerwave, if required, and capacity of Powerwave supplied tooling or Powerwave financed tooling, provided Powerwave gives Seller ** prior written notice. For increases that exceed the above flexibility, Seller and Powerwave shall agree upon production and delivery schedules on a case by case basis.

15.    Reschedule, Cancellation, Excess and Obsolete Materials

15.1    Powerwave may delay or reschedule deliveries in advance of agreed delivery dates as follows.

Powerwave’s Days notice to Seller (prior to original delivery date from factory)	Maximum quantity of a specific Product (expressed as a percentage of the quantity of that specific Product in an Order) for which delivery may be delayed	** in Delivery Schedule

**	**	**

**	**	**

**	**	**

**	**	**

*Days = number of Business Days prior to scheduled release date.

** Terms of Article 15 – Excess & Obsolete applicable to all events listed in above chart.

*** The Seller will use its commercially reasonable efforts to achieve ** as defined in the above chart.

**** Subject to premium charges as agreed to between the parties in writing to cover **, if any.

Seller shall use its commercially reasonable efforts to mitigate the costs of Excess material caused by any such delay or rescheduling. Any Excess or Obsolete Material created as a result of such delay or rescheduling will be dealt with in accordance with Article 15 (excess and obsolete section) of the Agreement.

15.2    Cancellation:

In the event of Powerwave’s cancellation of Orders, termination of this Agreement in whole or in part by either party, decrease of forecasts, Powerwave’s liability shall be as follows: (i) if an Order or part thereof is cancelled within ** Business Days of the original scheduled delivery date specified in such Order, Powerwave is liable for ** of the current price of all finished Product in Seller’s possession plus work in process and the material acquisition cost and/or value add on the date the Order(s) (or any part thereof) was cancelled, minus ** for such Products; (ii) for all cancelled or delayed Orders ** of the cost of all component inventory in Seller’s possession or on order including Obsolete and Excess Materials, which Seller is unable to mitigate in accordance with this Agreement plus reasonable handling and disposition charges; and (iii) any documented vendor cancellation charges incurred by Seller with respect to components that are accepted for cancellation or return by the component vendor. Seller shall provide itemized detail of all vendor cancellation charges and the reasons for such charges, (iv) Powerwave shall pay Seller an amount equal to any investment incurred by Seller specifically in relation to this Agreement with the prior agreement of Powerwave and which has not been fully recovered by the Seller from Powerwave through amortization or other means.

Powerwave’s Material liability under sub-clauses (ii) through (iii) shall be the costs of Materials ordered to support Orders and Forecasts in accordance with Articles 14.1 and 14.2.

If Powerwave cancels an order, reduces a forecast, or makes an engineering change, Seller shall use commercially reasonable mitigation measures and prudent material management techniques to minimize the impact of the cancellation, change or reduction in forecast on Powerwave, including canceling outstanding orders for components, returning components to the component supplier, and using the components for other customers.

If any Order (or part thereof) is cancelled due to a termination pursuant to Article 4. Powerwave may direct the Seller to cease its manufacturing operations in respect of Products affected by such termination. In the event of such termination, Powerwave shall pay to the Seller all relevant amounts specified in Article 15.

15.3 “Excess materials” means: the quantity of material that the Seller has on hand, which has been ordered, manufactured or acquired, that is greater than the sum of: (i) the quantity of material consumed by the Seller in the manufacture of Products for Powerwave under this Agreement in the ** Calendar Days, and (ii) the quantity of such material forecasted to be consumed by the Seller in the manufacture of Products for Powerwave under this Agreement in the ** Calendar Days.

“Obsolete materials” means: any material which the Seller has purchased or issued a purchase order to the material vendor that is, no longer being required by the Seller to manufacture Products (or being otherwise unsuitable for use in the manufacture of Products due to the passage of time) within the ** months, based on the most recent Orders and Forecast. In the event of:

(a)	a complete or partial termination, rescheduling or cancellation of an Order, or

(b)	a reduction in a Forecast, or

(c)	the termination of all or any part of this Agreement, or

(d)	any other event, including a change in specifications or an engineering change,

The Seller will provide Powerwave with written notification on or about the ** Calendar Day of each month of the potential cost of such Excess or Obsolete Materials and make reasonable efforts for up to ** weeks, to mitigate that cost. The notice shall list items of Material considered excess and/or obsolete. As soon as Materials are classified as Excess or Obsolete, Powerwave shall be required to issue a purchase order and purchase the inventory or pay an inventory carrying charge. If Powerwave purchases the Excess and/or Obsolete Materials, Powerwave and Seller shall agree upon the location for storage of the Materials and any applicable storage and delivery costs. If Powerwave does not purchase the Excess and/ or Obsolete Materials Powerwave shall be required to pay an inventory carrying charge at ** percent per month on the average value of the inventory for the ** Calendar Days or until such time as such inventory is consumed or dispositioned, or such other rate as mutually agreed. For the next ** Calendar Days Powerwave shall be required to pay an inventory carrying charge at ** percent per month, or such other rate as mutually agreed. Powerwave shall issue a purchase order for carrying charges on a ** basis. The purchase order shall be issued to the Seller no later than a minimum of ** Business Days prior to the close of the Seller’s **. After the ** Calendar Days period, Powerwave shall issue a purchase order and the Seller shall be entitled to deliver all remaining Excess or Obsolete Material to Powerwave and invoice for the full costs thereof for which the Seller remains liable, as well as applicable material mark-ups, reasonable handling and mitigation charges. Such invoice shall be paid by Powerwave, within ** Calendar Days from the date of the invoice. Any offsetting or netting of invoices shall be governed by section 12.3 of this Agreement.

15.4 Seller may purchase Material from Powerwave, on an as-needed basis, prior to purchasing Material or inventory from other third party vendors. The purchase price of Material or inventory shall be at the cost reflected in the then current Product pricing or as otherwise agreed in writing. Powerwave will pass through the benefit of all Material supplier warranties to the Seller which it obtained in acquiring such Materials. Powerwave warrants that the Material is new and unused. If for any reason, and at any time, Material which Celestica had purchased from the Customer is rendered Excess or Obsolete, Seller will not be required to perform any mitigation efforts or carry the Materials as described in Article 15.3. The Seller will provide Powerwave with an invoice of the cost of such Excess or Obsolete Materials and inventory for the full costs thereof, as well as reasonable handling charges. Such invoice shall be paid by Powerwave within ** days from the date of the invoice. As well, Seller shall immediately be entitled to deliver all Excess or Obsolete Materials or inventory to Powerwave or if agreed to between the parties the said Excess or Obsolete Materials and inventory will be stored at the Seller’s premises or another mutually agreed location. The parties shall agree upon any applicable storage costs.

In an effort to avoid causing Materials acquired from Powerwave to become Excess or Obsolete, Seller will use all reasonable efforts to consume the Materials purchased from Powerwave first before consuming Materials purchased from third parties. Also, the Seller will use all reasonable efforts to consume the Excess and Obsolete Material that it is storing for Powerwave before ordering Materials from third parties. If Seller buys back Excess Materials upon which Powerwave has previously paid a material mark-up charge, Seller will pay to Powerwave the ** plus ** at the time the Excess Material was purchased from the Seller.

16. New Product Introduction (NPI).

The parties shall follow the procedures as specified in the SLA. Such procedures relate to requests for quotations, defining deliverables, schedules, milestones, quantities, testing, status reports and costs as well as Powerwave’s engineering development process, IT requirements for communicating engineering change orders, drawings, bills of material and schematics.

17. Tooling, Consigned Equipment and Consigned Materials.

17.1 Seller, at its own expense, shall furnish, keep in good condition, calibrate, and replace when necessary all standard operating tools and non-dedicated test equipment (“Tools”) necessary for the production of the Products subject to this Agreement. If both parties agree Powerwave may be entitled to take possession of and title to the Tools that are dedicated, custom and special for the production of the Products upon payment to Seller of a mutually agreed upon price. Any Tools paid for directly by Powerwave or funded through another mechanism by Powerwave shall be returned to Powerwave. Upon reasonable notice Powerwave may require the return or transfer of Tools or equipment that it owns, if any or that Seller is required to return at Powerwave’s expense and Seller shall promptly comply with any such request. If Powerwave consigns certain test equipment, tools (“Consigned Equipment”) and materials (“Consigned Materials”) to Seller to enable Seller to manufacture Products the following shall apply:

17.2 All Consigned Equipment and Consigned Materials to Seller will be delivered DDU (INCOTERMS 2000) first port of arrival.

17.3 If Powerwave consigns Materials to the Seller, the parties shall agree upon shrinkage and handling charges, if any.

17.4 Intentionally left blank

17.5 For any delay in delivery due to non-availability or quality of Consigned Materials and Consigned Equipment Celestica will not be responsible for late delivery.

17.6 Any Consigned Tools, Consigned Equipment, Consigned Materials and custom tooling, may not be used to manufacture products for any party other than Powerwave and Seller agrees to not use any of the Consigned Tools, Consigned Equipment or Consigned Materials in the manufacture, testing, assembly or shipping of product for any third party. In addition, Seller shall not rent or loan any of the Consigned Tools, Consigned Equipment or Consigned Materials to a third party. Seller, at its own cost, shall be responsible for providing scheduled routine maintenance and scheduled routine calibration. Powerwave shall be responsible for the costs of all other maintenance, other calibration, repair or replacement of any Consigned Equipment and custom equipment or other equipment bought on behalf of Powerwave. Seller will provide Powerwave with prior notice before it commences any maintenance, calibration, repair or replacement of any Consigned Equipment, custom equipment or other equipment bought on behalf of Powerwave for which Powerwave is responsible for. Powerwave will have three (3) Business Days to respond to the Seller’s request and provide its approval and such approval shall not be unreasonably withheld. Seller will not be responsible for any situation giving rise to missed delivery dates, Product shortages, Product failures or delays in providing replacement or repairing the Products under the Seller’s warranty obligations, to the extent such failure or delay is caused by Powerwave’s failure to or delay in providing its approval.

Seller shall maintain proper and separate books and records for any Consigned Materials and Consigned Equipment. Seller shall exercise due care for any Consigned Materials and Consigned Equipment and any Consigned Materials will be stored in a manner that affords ready inspection and identification. Powerwave, may upon reasonable notice and subject to security requirements, request an inspection of any Consigned Materials. Seller may charge a mutually agreed handling charge for handling of any Consigned Materials. Seller shall bear the risk of loss of and damage to the Consigned Materials and the Consigned Equipment while in its possession. Seller, on a quarterly basis, will do an inventory of the Consigned Materials, tag all Consigned Materials with identification indicating that they are owned by Powerwave and provide Powerwave with a report of the inventory.

18. IT Systems Support. As mutually agreed to in the SLA, the Seller agrees to facilitate the communication and system logic links of specific IT functions and data bases with Powerwave systems including but not limited to quality and shop floor control systems, documentation and ECO control systems, advanced shipping notices and inventory and order management systems. Seller will conform to information technology best practices to ensure the security of intellectual property both residing at Seller and communicated externally to/from Powerwave. Seller and Powerwave will jointly develop web based systems to improve communications.

19. Strategic Suppliers and Approved Vendors.

19.1 Seller will purchase materials to manufacture Product for Powerwave per the Powerwave AVL. Certain strategic Material and service providers will be identified by mutual agreement between the Seller and Powerwave and as part of the SLA. For these strategic suppliers, Powerwave will maintain account management responsibilities, such as contracts, pricing, quality and business performance feed back and management, as well as corrective and remedial action management. For these strategic suppliers, Seller shall perform tactical duties as directed by Powerwave, such as purchasing per the Powerwave/supplier contract, performing incoming inspections and tracking and supplying supplier quality and business performance data per Powerwave’s request. For non-strategic suppliers on the AVL, Seller will be responsible for all aspects of supplier management. In the event of any inconsistency between the terms and conditions of this Agreement and Powerwave negotiated terms and conditions with suppliers for Powerwave controlled components, then to the extent of any such inconsistencies, the Seller shall be relieved of any liability to Powerwave with respect to Powerwave controlled components. Where Powerwave directs the Seller to buy Materials from contracts that are negotiated by Powerwave, Powerwave will have primary responsibility for directing its strategic suppliers to perform in accordance with these contracts, including resolving any quality issues and compensating the Seller for its reasonable costs related to Material quality issues. In the event any supplier places certain components on allocation, Seller shall promptly notify Powerwave and work diligently to assure proper allocations for production for Powerwave. Also, Seller shall promptly notify Powerwave in writing whenever supplier announces “end-of-life” for a component. Powerwave and Seller will work in a cooperative effort to determine the most economic order quantity and when to make last time buys for components based on such factors as cost to manufacture, component availability and inventory carrying costs. Both parties agree to track and measure the overall performance of the combined Powerwave and Seller supply chains and discuss mutual performance and corrective or remedial actions at periodic business reviews. Key performance indicators and targets are to be agreed upon and shall include quality, flexibility, delivery and cost.

19.2 Seller must formally request Powerwave’s approval to acquire any material or components that **.) Powerwave will provide Seller with standard cost information on a monthly basis. Seller shall use Powerwave’s standard PPV form to request approval. The PPV form shall be submitted with a description of the reason for the added cost. Powerwave shall respond to Seller with its approval or disapproval within ** Business Days and such approval shall not be unreasonably withheld by Powerwave. Where Powerwave fails to approve or disapproves the PPV form the Seller will not be responsible for missed delivery dates, delivery delays, Product shortages or delays in providing replacement or repairing the Products under the Seller’s warranty obligations to the extent such failure or delay is caused by Powerwave’s failure to or delay in approving the PPV request. If Powerwave approves the PPV form, the authorization shall be for a “spot buy” quantity specified on the PPV form and shall not apply for subsequent material acquisitions or on a continuing basis. If there is a dispute between the parties regarding responsibility for PPV than the parties will work in good faith to resolve such dispute within ** Calendar Days.

20. Disaster Recovery Plan. Attached to this Agreement as ** is Seller’s disaster recovery plan or disaster recovery procedures (“Recovery Plan.”) The Recovery Plan defines the actions Seller shall take to resume production of the Products as soon as possible after damage or destruction of Seller’s factory or other facilities or machinery, personnel, software, documentation and/or supply management. Such events include without limitation, fire, flood, power shortage, earthquake or other events of force majuere. The Recovery Plan shall also include alternative processes for resuming production of the Products by opening an alternative facility or setting up the necessary equipment and assembly lines in an existing factory of Seller.

20.2 Powerwave acknowledges that the Seller, in the performance of its obligations under this Agreement, will incur financial obligations on behalf of Powerwave. The parties agree that the Seller will, before it incurs financial obligations on behalf of Powerwave, and from time to time, establish, and advise Powerwave in writing, Powerwave’s credit limit with the Seller. The credit limit will be established after consultation between Powerwave and Seller. Powerwave agrees to operate within its credit limit. In the event that Powerwave’s financial liability exceeds the amount of this credit limit, the Seller will give Powerwave notice of its default of this condition and, if not remedied within ** Calendar Days, the Seller has the right to take appropriate action to reduce its financial obligations.

21. Force Majuere. Neither of the parties shall be in default for any failure or delay in performance (other than payment obligations) hereunder when such failure or delay is the result of any event, which is beyond their control and without its fault or negligence. Such events (collectively referred to herein as “Excusable Delay”) may include, but are not restricted to Acts of God, or of the public enemy, acts of government in either its sovereign or contractual capacity, strikes, lockouts, transportation disruptions or freight embargoes, and riots, quarantine restrictions, mutinies, civil commotion, floods, fire, epidemics, power shortages or war. If any Excusable Delay affects Seller’s ability to perform, Seller shall give immediate notice to Powerwave. If the delay is greater than ** Calendar Days then Powerwave may elect to either: (1) ** the affected Orders or any part thereof, or (2) ** the affected Order(s) or any part for the duration of the Excusable Delay and cancel any delinquent Orders.

22. Industrial Property Rights.

22.1 No Products furnished under this Agreement or Consigned Tools, Consigned Materials, Consigned Equipment, or equipment or tools designed by Powerwave, plans, designs, or specifications for producing the same, shall be duplicated or furnished to others or used to produce products for others without the prior written consent of Powerwave. Seller shall take appropriate measures to protect Powerwave proprietary rights in the Products, component parts and designs, as well as Powerwave IP relating to the Products including the following: (1) restricting access to the portion of the Seller facility used for manufacturing Powerwave Products to only Seller’s employees on a need to know basis or need to perform basis or involved in the manufacture, assembly and testing of the Products or when specifically approved by Powerwave; and (2) treating all proprietary information of Powerwave with the same degree of care it uses to protect the confidentiality of its own information, which shall not be less than reasonable care. Seller shall not use or disclose any Powerwave intellectual property except in furtherance of the manufacturing the Product in accordance with the terms of this Agreement. Seller shall provide secure facilities and segregate Powerwave’s Products from Powerwave’s competitor’s products within the facility. Seller shall take the following measures to maintain the security of the dedicated area related to the Products: (i) **; and (ii) **. In addition, during the term of this Agreement and to the extent required to meet Powerwave’ s **, Products shall be manufactured by a **. This **. Any manufacturing process technology, improvements developed by Seller exclusively for Powerwave’s Products and at the expense of Powerwave may not be used to manufacture products for a competitor of Powerwave at any Seller facility without the prior written consent of Powerwave.

22.2 All existing IP owned by or licensed to Powerwave will continue to be owned by Powerwave. Seller is licensed to use such of the Powerwave IP as may be necessary only for the limited purpose of performing its obligations under this Agreement. No ownership rights are granted to Seller and Seller’s permissible use of the Powerwave IP is as stated in this Agreement. With respect to any IP licensed to Powerwave by third parties and included in the license to Seller described in the prior sentence, Powerwave warrants that such license is in good standing and includes all necessary rights of sub-licensing. All existing IP of Seller will continue to be owned by Seller and all IP arising in the course of Seller’s performance of this Agreement relating to Seller’s manufacturing know-how, manufacturing process and/or manufacturing consulting services will be owned by Seller other than IP solely and uniquely related to the Products which shall be owned by Powerwave. With respect to any IP licensed to Seller by third parties, Seller warrants that such license is in good standing and includes all necessary rights to permit Seller to perform its obligations under this Agreement. Nothing contained herein will be deemed to grant to Powerwave either directly or by implication, estoppel or otherwise, any license or other right under any patents, patent applications, or non-patent rights owned by or licensed to Seller or its affiliates. Nothing contained herein will be deemed to grant to Seller either directly or by implication, estoppel or otherwise, any license or other right under any patents, patent applications, or non-patent rights owned by or licensed to Powerwave or its affiliates, except as necessary only for the limited purpose of performing its obligations under this Agreement. Powerwave and Seller may not use any IP of the other party for any other purpose.

23.1 Publicity. Neither party shall, without first obtaining the prior written consent of the other party, in any manner advertise or publish the fact that either party has entered to this Agreement, or use any trademarks or trade names of the other party in advertising or promotional material. In the event that one party is required by law to make a disclosure or press release the review and approval of the other party of such press release shall not be unreasonably delayed or withheld.

23.2 Each party acknowledges that the other party (or an Affiliate of such other party) may, upon advice of its legal advisors, be required to file this Agreement with the United States Securities and Exchange Commission (“SEC”). If a party is required to so file, it shall (i) give notice to the other party of such filing requirement together with a copy of its draft application to the SEC requesting the redaction of this Agreement as far in advance of such filing requirement as is reasonably practicable, and (ii) permit such other party’s legal advisors to participate in the redaction of this Agreement on a mutually agreeable basis (with the understanding that each party shall request in its initial application the preferred redactions being sought by the other party). Each party agrees that it will (i) work in good faith to include all recommendations of the other party in all subsequent response filings with the SEC and (ii) use all reasonable commercial efforts to ensure that only such information is disclosed as is necessary to meet the SEC requirements. Each party shall cause its legal counsel to act in a timely and responsive manner in order to meet the other party’s requirements to meet its filing obligations with the SEC in a timely manner.

24. Insurance. Prior to performing its obligations under this Agreement, Seller shall procure and maintain insurance for the types of coverage and limits of liability as follows: (a) Commercial general liability, including suppliers, contractual liability, business interruption insurance, personal injury, broad form property damage, products/completed operations with limits of at least $** per occurrence and in the aggregate; (b) Workers compensation to the extent required by statute together with statutory disability benefits liability in all applicable jurisdictions; (c) such other comparable insurance or other types of insurance that are required or customary in the jurisdiction where Seller will perform manufacturing, repair, or testing services for Powerwave. Powerwave shall be named an additional insured under the general liability policy. The insuring company must be reputable. All coverages must be primary and noncontributory, and maintained without interruption during the term of this Agreement. Upon request, Seller shall provide Powerwave with certificates of insurance evidencing the above coverages Seller shall insure the Tools and the Consigned Material and Consigned Equipment with full fire and extended coverage insurance as well as theft insurance in the amount of the replacement value thereof. Upon reasonable notice to Seller, and subject to Seller’s security and confidentiality requirements Powerwave’s insurance carriers may inspect the facilities where Powerwave’s Products are manufactured.

25.1 Confidential Information. Seller and Powerwave entered into a Confidentiality Agreement dated as January 9, 2001 (“NDA”) and the relationship of Seller and Powerwave with respect to each other’s Confidential Information shall be governed by the NDA. The NDA shall remain in force for the term of this Agreement including any renewal or extension terms.

25.2 Freedom of Action Except as expressly provided pursuant to Article 25.1 and 22.1 above, this Agreement shall not prevent the Seller or its Affiliates or Powerwave or its Affiliates from marketing, acquiring, or developing materials, products or services which are similar or competitive to those of Powerwave or the Seller. The Seller or Powerwave may pursue activities independently with any third party, even if similar to the activities under this Agreement. During the term of this Agreement, ** which the Seller manufacturers under this Agreement.

26. Indemnification.

26.1 Seller shall and hereby does defend, indemnify and hold harmless Powerwave, its Affiliates, officers, directors, employees (all referred to in this section 26 as “Powerwave”) from any and all damages, costs, fees, expenses or losses including reasonable attorneys fees, to the extent that such damages, costs, fees and expenses or losses result from an intellectual property infringement suit, claim or proceeding resulting from Seller’s manufacturing processes used for Powerwave (excluding manufacturing processes supplied or specified by Powerwave) provided, that Seller is given prompt notice of such suit, claim, proceedings and Powerwave provides Seller with reasonable assistance and cooperation in the defense of the claim, suit, proceedings and shall permit Seller to control the defense of the claim. Powerwave may employ counsel, at its own expense, to assist in the defense of the claim. Powerwave shall have no authority to settle any claim on behalf of Seller.

26.2 Seller shall and hereby does defend, indemnify and hold harmless Powerwave from any and all third party claims, damages, costs, fees, expenses, losses, including reasonable attorneys’ fees to the extent that such claims, damages, costs, fees, expenses, losses, result from (i) death, personal injury or property damage arising from the negligent acts or omissions of Seller or the willful misconduct of Seller, provided that Seller is given prompt notice of such claim and Powerwave provides Seller with reasonable assistance and cooperation in the defense of the claim and shall permit Seller to control the defense of the claim. Powerwave may employ counsel, at its own expense, to assist in the defense of the claim. Powerwave shall have no authority to settle any claim on behalf of Seller.

26.3 Powerwave shall and hereby does indemnify, defend and hold harmless Seller, its Affiliates, officers, directors, employees (all referred to in this section 26 as “Seller”) from and against all third party claims, costs, damages, fines, losses and expenses (including reasonably attorneys fees) to the extent that such claims, costs damages, fines, losses and expenses result from: (i) death, personal injury or property damage arising from Powerwave’s negligent acts or omissions or willful misconduct; or (ii) any intellectual property infringement claim arising from any written specifications, software, written instructions, supplied by Powerwave to Seller, provided that Seller gives Powerwave prompt notice in writing of the claim, provides reasonable assistance and co-operation to Powerwave in defense of the claim and permits Powerwave to control the defense of the claim. Seller may employ counsel, at its own expense, to assist in the defense of the claim. Seller shall have no authority to settle any claim on behalf of Powerwave.

27. Limitations of Liability.

27.1 Neither party excludes or limits its liability for death or personal injury resulting from its negligence nor liability for breach of any term implied by statute to the extent that such liabilities cannot by law be limited or excluded.

27.2 Subject only to Article 27.1 above, under no circumstances will either party have any liability, whether in contract or for negligence or otherwise and whether related to any single event or series of connected events, and except for any obligation to pay amounts which are properly due and payable hereunder, for any of the following:

(a)	**, any liability in excess of:

i)	in the case of damage to or loss of tangible property, the value of such property;

ii)	in the case of an **, the amounts agreed to by the parties pursuant to section **; and

iii)	in any event, regarding any other liability, the total amount paid for the affected Product giving rise to such liability in the ** period immediately preceding the date the cause of action arose.

(b)	any liability for any incidental, indirect or consequential damages or loss of business, loss of records or data, loss of use, loss of profits, revenue or anticipated savings or other economic loss whether or not a party was informed or was aware of the possibility of such loss; or

(c)	any third party claims, other than claims arising under Article 26, against the other party for any loss, damage, costs or expenses.

27.3 Neither Powerwave nor Celestica may bring an action more than ** years after the aggrieved party learned of or should have learned of the cause of action.

27.4 Seller shall have no liability to Powerwave for any failure to perform any obligation due to the act or omission of Powerwave, or any strategic supplier designated by Powerwave.

28. Governmental Compliance.

28.1 Seller shall (i) comply with all applicable federal, state, local, and foreign laws, rules and regulations applicable to its obligations under this Agreement, and (ii) furnish Powerwave with any information held by Seller which might enable Powerwave to comply with such laws, rules and regulations in its use of the Products. Seller warrants that the Products that have been manufactured and produced in the United States comply with the requirements of the Fair Labor Standards Act of 1938, as amended, and regulations and orders pursuant thereto issued by the U.S. Department of Labor.

28.2 Without limiting the generality of section 28.1 above, Seller warrants that (i) each chemical substance contained within the Products is on the inventory of chemical substances compiled and published by the Environmental Protection Agency pursuant to the Toxic Substances Control Act, and (ii) all material safety data sheets required to be provided by Seller for Products shall be provided to Powerwave prior to shipment of the Products and shall be complete and accurate.

28.3 Seller also warrants that neither any of the Products nor any component of the Products: (i) contains any “class 1 substance” as that term is defined in 42 U.S.C. section 7671(3) as now in existence or hereafter amended.

28.4 Seller warrants to Powerwave that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable U.S. laws) to be provided to Powerwave under this Agreement and that packaging materials were not manufactured using and do not contain chlorofluorocarbons. In addition, Seller further warrants to Powerwave that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component does not exceed 100 parts per million. Upon request, Seller shall provide Powerwave certificates of compliance from the suppliers of the packaging materials certifying compliance with the requirements in this section.

29. Miscellaneous.

29.1 The waiver of either party of a breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of the same or any other provision. The failure of either party to require performance by the other party of any provision of this Agreement shall not affect the right to require such performance in the future.

29.2 All notices required or permitted to be given by Powerwave or Seller to the other party under the terms of this Agreement shall be written in English and shall be effective on the day of service if served personally or by facsimile transmission with confirmation, or three business days after mailing if mailed by First Class mail, registered or certified, postage prepaid. All notices and correspondence concerning this Agreement shall be sent to the parties hereto at:

Powerwave	Seller

Powerwave Technologies, Inc.	Celestica Corporation
1801 E. St. Andrew Place	4/F Unit B, 5 Xinghan Street, Suzhou,
Santa Ana, CA 92705	Industrial, Park

Attn: Chief Financial Officer	Attn: General Manager

Fax: 714 466-5801	Fax: 86 512 761 8216

And

5325 Hellyer Avenue
San Jose, California, 95138

Attn: General Manager

(408) 229-6075

With a copy to:
Celestica International, Inc.
12 Concorde Place
Toronto, Ontario
Canada M3C 3R8

Attn: Corporate Contracts
Department
Fax: 416 448-5895

29.3 Unless otherwise instructed by Powerwave, all Products shall comply with federal, state, and local laws and regulations of the United States applicable to the manufacture, packing, and shipment of such Products and shall comply with any amendments thereto which may have come into effect prior to the time such Products are delivered.

29.4 This Agreement is for the benefit of the parties hereto and not for any other person except as specifically provided herein. The invalidity, in whole or in part, of any article or paragraph hereof shall not affect the validity of the remainder of such article or paragraph or of any agreement resulting therefrom. Any rights or obligations under this Agreement which by their nature continue after termination will remain in effect until they are completed.

29.5 The laws of the State of Delaware govern this Agreement and all transactions hereunder exclusive of any provisions of the United Nations Convention on the International Sale of Goods and without regard to principles of conflicts of law. The parties submit to the non-exclusive jurisdiction of the courts of California. The parties hereto expressly waive any right they may have to a jury trial and agree that any proceedings under this Agreement shall be tried by a judge without a jury. In the event of any litigation relating to or arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs.

29.6 This Agreement, together with the Exhibits hereto and any other attachment, constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements with respect to the subject matter hereof are superseded. This Agreement may not be modified or amended except by an instrument in writing signed by a duly authorized representative of each of the parties. In the event of any inconsistency or conflict between this Agreement and any Order or other forms used pursuant to this Agreement, the terms and conditions of this Agreement shall prevail. Notwithstanding the foregoing, the parties may expressly supersede specific terms of this Agreement with regard to a specific Order by so stating on the face of such Order and by reference to this Agreement, provided that such Order is mutually signed by authorized representatives of both parties.

29.7 The relationship of Seller and Powerwave as established under this Agreement and any Orders will be and at all times remain one of independent contractors, and neither party will at any time nor in any way represent itself as being a dealer, agent or other representative of the other party or as having authority to assume or create obligations or otherwise act in any manner on behalf of the other party.

29.8 Neither party may assign this Agreement in whole or in part without the prior written consent of the other party, and such consent shall not be unreasonably withheld. Notwithstanding the above, this Agreement may be assigned without the consent of the other party to any successor corporation or entity whether by purchase of all or substantially all of the assets or outstanding capital of a party or by merger or consolidation provided that (a) the transferee agrees in writing to be bound by and subject to all of the terms and provisions of this Agreement, (b) the proposed transferee has the ability (as may be shown by its financial statements, or other documentation, as may be reasonably accepted by the other party) to fulfill its obligations relative to accepted Orders and Forecast pursuant to this Agreement at the time the assignment is proposed or provide security in lieu thereof and (c) provided that the transferee is not a competitor of the non-assigning party. Should any of the foregoing conditions not be met, the assignment shall be null and void, unless the other party’s prior written consent has been given.

29.9 Upon a party’s request, the other party shall provide the requesting party with an appropriate certification stating the country of origin for the Products manufactured, sufficient to satisfy the requirements of (i) the customs authorities of the country of receipt, and (ii) any applicable export licensing regulations, including those of the United States. Seller or Powerwave will not use, distribute, transfer or transmit any products, software or technical information (even if incorporated into other products) provided under this Agreement except in compliance with U.S. export laws and regulations (the “Export Laws”). Seller or Powerwave will not, directly or indirectly, export or re-export the following items to any country which is in the then current list of prohibited countries specified in the applicable Export Laws: (a) software or technical data disclosed or provided to the other party ; or (b) the direct product of such software or technical data. Seller or Powerwave agrees to promptly inform the other party in writing of any written authorization issued by the U.S. Department of Commerce office of export licensing to export or re-export any such items referenced in (a) or (b). The obligations stated above in this clause will survive the expiration, cancellation or termination of this Agreement or any other related agreement.

29.10 Seller shall mark every Product (or the Product’s container if there is no room on the Product itself) with the country of origin. Seller shall, in re-marking the Products, comply with the requirements of the customs authorities of the country of receipt.

29.11 In the event that either party makes or receives, directly or indirectly, any payments, loans, gifts, favors, or other special considerations or forms of compensation (1) to or from the other party, to its employees, other than payments set forth in this Agreement, the Order, or in other contractual agreements between Seller and Powerwave; or (2) to or from any third party for the purpose of influencing the performance by Powerwave or Seller of its duties hereunder, then this Agreement may be terminated at the option of the party after ** days’ written notice to the other party.

29.12 Before filing any litigation relating to a claim or controversy, Seller and Powerwave will attempt to settle any claim or controversy between them through consultation and negotiation in good faith and with a spirit of mutual cooperation. After attempts to resolve a dispute by Seller and Powerwave have failed, before resorting to litigation, either party may, upon notice to the other, request that such controversy or claim be referred to the appropriate management personnel of each party for negotiation and resolution. If such a request is made, the applicable and appropriate management-level personnel of the parties shall meet in person or by telephone within ** days after such request and shall review and attempt to negotiate a mutually acceptable resolution of the claim or controversy in dispute. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief to prevent irreparable harm or to preserve the status quo.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

Seller: Celestica Corporation		Powerwave Technologies, Inc.

By:		By:

Name	Date	Name	Date
Title		Title

Address:		Address:
5325 Hellyer Avenue, San Jose, California, 95138		1801 E. St. Andrew Place Santa Ana, California 92705

CONFIDENTIAL PORTIONS OMITTED

Exhibit A – Product Listing

This Agreement covers all of Powerwave’s Products:

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

**

This list may be amended from time to time outside of this Agreement.

**

**

**

**

**

This may be amended from time to time outside of this Agreement

Exhibit B – **

**